FOR IMMEDIATE RELEASE:

Synutra Reports First Quarter Fiscal 2016 Financial Results

--Reiterates Fiscal 2016 Financial Outlook--

Qingdao, China and Rockville, Md. – Aug 10, 2015 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the first quarter of fiscal 2016 ended June 30, 2015.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Our sales in the first quarter of fiscal 2016 decreased 4% over the prior year period as we continued to face pricing pressure for our infant milk formula products as more sales of infant formula move online. However we were pleased with our meaningful gross margin expansion due to lower raw material costs and our ongoing control of sales discounts and expenses. Additionally, first quarter 2016 non-GAAP operating income and net income increased by 34% and 22%, respectively, over the prior year period, excluding the one-time gain related to the disposal of our Zhangjiakou subsidiary, which we incurred in the first quarter of fiscal 2015. We continue to make progress on our strategic online-to-offline Kangaroo Program. During the June quarter we launched our own WeChat-based stores, which we call ‘Thumb-Marts.’ Moving forward, we hope to capture more of our sales through this online channel as we continue to use our WeChat communities for targeted marketing and to drive customer loyalty.”

Mr. Zhang continued, “Our French facility continues to progress on schedule. We will begin trial operations of the drying towers in September. We expect the drying towers to be ready for commercial production of whole milk powder and oil-wrapped whey protein powder in the first quarter of calendar 2016. Once we begin commercial production, we will be able to eliminate the oil-wrapping process in our current production operations, which will allow us to streamline our processes and reduce costs. We are focused on maximizing our operational efficiency while we also further develop our brand equity and customer loyalty. As the milk formula industry in China continues to evolve through consolidation and regulatory changes, we are working to ensure that Synutra is poised to build on its position as an industry leader.”

First Quarter Fiscal 2016 Financial Results

Net sales were $82.3 million for the first quarter of fiscal 2016, a decrease of 4.2% from $86.0 million in the first quarter of fiscal 2015. Net sales from the Company’s Nutritional Food segment, which includes branded powdered formula as well as branded baby and adult food products, were $73.7 million, or 89.6% of net sales, in the first quarter. This represents a decrease of 10.4% over the prior year period’s sales of $82.3 million, or 95.7% of net sales. This decrease was due to a 5.9% decrease in average selling price and a 4.7% decrease in milk formula sales by volume, compared to the prior year period. Sales of powdered formula products decreased to 5,414 tons in the first quarter, compared to 5,681 tons in the prior year period. Average selling price was $13,618 per ton, compared to $14,478 per ton in the prior year period.

Net sales from the Nutritional Supplement segment were $8.1 million, or 9.8% of net sales, compared to $1.7 million, or 1.9% of net sales, in the prior year period. This segment is primarily comprised of chondroitin sulfate ingredients sold to certain international pharmaceutical companies.

Net sales from Other Business, which includes imported whole milk powder and whey protein powder sold to industrial customers, were $0.5 million, or 0.7% of net sales, in the first quarter of fiscal 2016, compared to $2.1 million, or 2.4% of net sales, in the prior year period. The decrease in sales from Other Business was primarily due to less unusable raw materials available to be sold in bulk to industrial customers due to the use of infant-grade whole milk powder, which contains a higher percentage of powder that can go directly into the Company’s final milk formula products under its dry-mixing production method.

Gross profit was $41.9 million in the first quarter of fiscal 2016, compared to $38.8 million in the prior year period. Gross margin was 50.9%, an increase from 45.1% in the prior year. This increase was primarily due to the lower cost of raw materials used for products in the Nutritional Food segment during the June quarter. Gross margin for the Nutritional Food segment was 55.7%, an increase from 47.9% in the prior year period.

Selling and distribution expenses were $12.7 million in the first quarter of fiscal 2016, compared to $12.6 million in the prior year period. Advertising and promotional expenses were $10.3 million in the first quarter, compared to $9.7 million in the prior year period. These two expenses combined accounted for 28% of sales, compared to 25.9% in the prior year period. The increase was primarily attributable to reduced operating leverage associated with lower sales. The increase in advertising expenses was due to an increase in online advertising expenses for the Company’s specialty formula products.

Income from operations was $12.5 million, a decrease of 48.6% from the prior year period. The decrease was primarily due to gain of $15.0 million on the disposal of the Company’s Zhangjiakou subsidiary in the first quarter of fiscal 2015. Excluding this non-recurring gain, non-GAAP income from recurring operations increased by 33.8% over the prior year period. Net income decreased 56.5% to $8.0 million from $18.4 million in the prior year period. Excluding the non-recurring gain on the disposal of the Zhangjiakou subsidiary, non-GAAP net income increased by 22.4% over the prior year period. Net income attributable to common stockholders was $7.6 million in the first quarter of fiscal year 2016, or $0.13 per basic share, a 57.7% decrease from net income of $17.9 million, or $0.31 per basic share, in the prior year period.

Balance Sheet

As of June 30, 2015, the Company had cash and cash equivalents of $83.6 million and restricted cash of $232.3 million, including the current and non-current portions. Net accounts receivable remained at $15.4 million. The Company’s inventory position increased to $110.2 million from $87.8 million as of March 31, 2015. Total debt was $498.3 million, including $166.8 million of short-term debt and $113.0 million of long-term debt due within one year, representing an increase of $77.6 million from last quarter. The increase in debt was primarily due to the ongoing investment in the Company’s French project and a onetime raw material purchase to increase whole milk powder inventory at historically low prices. Net debt, which is total debt net of cash and restricted cash, increased by $71.5 million from last quarter to $182.3 million.

Recent Developments

Mr. Weiguo Zhang has left Synutra to pursue other business interests, resigning from his position as the Company's president effective August 1, 2015. Mr. Zhang served as the Company’s president since 2005 and was primarily responsible for our liaisons in the US and the international market operations for our Nutritional Supplement segment. Mr. Zhang’s role and responsibilities will be assumed by other members of Synutra’s executive management team.

Fiscal 2016 Financial Outlook

The Company reiterates its full year financial forecast of total net sales expected to be between $450 and $500 million and net income for fiscal 2016 to be between $50 and $60 million, in line with $72.0 million and $54.4 million for GAAP and non-GAAP net income in fiscal 2015, respectively.

Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the United States, or GAAP, this press release presents non-GAAP operating income, non-GAAP net income, and non-GAAP net income attributable to common stockholders and non-GAAP earnings per share by excluding the impairment of long-lived assets and intangible assets, gain on disposal of subsidiaries, and reversal of valuation allowance of deferred tax assets. The Company believes these non-GAAP financial measures are important to help investors understand the Company’s operating and financial performance compare business trends among different reporting periods on a consistent basis and assess the Company’s core operating results. The use of the above non-GAAP financial measures has certain limitations. The Company would not expect these adjustment items will continue to occur. These non-GAAP financial measures should be considered in addition to financial measures prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP. Reconciliation of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure is set forth at the end of this release.

Conference Call Details

The Company will hold a conference call on Tuesday, August 11, 2015 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
China Toll Free:	400-120-0654
Conference ID:	97692268

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of June 30, 2015, this network comprised over 760 independent distributors and over 300 independent sub-distributors who sell Synutra products in approximately 22,100 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552

Synutra International, Inc.

Consolidated Balance Sheets

Dollars and shares in thousands, except per share data

	June 30, 2015	March 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$83,633	$85,171
Restricted cash	144,962	145,906
Accounts receivable, net of allowance of $1,776 and $1,824, respectively	15,416	15,405
Inventories	110,238	87,754
Due from related parties	2,013	2,629
Prepaid Income tax	393
Receivable from disposal of subsidiaries	1,114	6,726
Deferred tax assets	12,325	12,267
Prepayments, tax receivables and others	37,979	27,012

Total current assets	408,073	382,870

Property, plant and equipment, net	226,200	187,085
Land use rights, net	8,646	8,657
Intangible assets, net	2,665	2,588
Restricted cash	87,346	78,799
Due from related parties	1,798	2,139
Deferred tax assets	300	298
Long term loan to a supplier	9,809
Other non-current assets	3,413	2,449

TOTAL ASSETS	$748,250	$664,885

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$166,781	$145,639
Long-term debt due within one year	113,015	130,426
Accounts payable	56,757	47,764
Income tax payables	0	1,233
Due to related parties	172	130
Advances from customers	13,831	14,844
Deferred tax liabilities	485
Other current liabilities	34,771	46,790

Total current liabilities	385,812	386,826

Long-term debt	218,454	144,627
Deferred government subsidy	3,722	3,816
Capital lease obligations	7,815	7,806
Other long-term liabilities	7,183	7,240

Total liabilities	622,986	550,315

Equity:
Common stockholders’ equity:
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at June 30, 2015 and March 31, 2015, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(27,453)	(35,046)
Accumulated other comprehensive income	14,223	11,526

Total Synutra common shareholders’ equity	122,216	111,926

Noncontrolling interest	3,048	2,643

Total equity	125,264	114,569

TOTAL LIABILITIES AND EQUITY	$748,250	$664,884

Synutra International, Inc.

Consolidated Statements of Operations

Dollars in thousands, except per share data

	Three Months Ended June 30,	Three Months Ended June 30,
	2015	2014

Net sales (including sales to related parties of $ 2,115 and $ 534 for the quarters ended June 30, 2015 and 2014, respectively)	$82,329	$85,975
Cost of sales	40,387	47,212

Gross profit	41,942	38,763

Selling and distribution expenses	12,736	12,593
Advertising and promotion expenses	10,286	9,702
General and administrative expenses	6,498	7,255
Gain on disposal and liquidation of subsidiaries	0	14,962
Government subsidy	80	128

Income from operations	12,502	24,303

Interest expense	4,184	4,837
Interest income	2,346	1,688
Other income, net	124	69

Income before income tax expense	10,788	21,223

Income tax expense	2,790	2,826

Net income	7,998	18,397

Net income attributable to the noncontrolling interest	405	457

Net income attributable to common stockholders	$7,593	$17,940

Earnings (loss) per share - basic and diluted	$0.13	$0.31

Weighted average common stock outstanding - basic and diluted	57,301	57,301

Synutra International, Inc.
Reconciliation of non-GAAP financial measures to comparable US GAAP measures
Dollars in thousands, except per share data

	Three Months Ended June 30,	Three Months Ended June 30,
	2015	2014
Income from operations	$12,502	$24,303
Gain on disposal of subsidiaries		14,962
Non-GAAP income from operations	12,502	9,341

Net Income	7,998	18,397
Gain on disposal of subsidiaries		14,962
Tax impact as a result of gain on disposal of subsidiaries		3,098
Non-GAAP Net Income	7,998	6,535

Net Income attributable to common stockholders	7,593	17,940
Gain on disposal of subsidiaries		14,962
Tax impact as a result of gain on disposal of subsidiaries		3,098
Non-GAAP Net Income attributable to common stockholders	$7,593	$6,076

Non-GAAP earnings/(loss) per share -basic and diluted	$0.13	$0.11